Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-210150 on Form S-8 of our report dated March 9, 2017, relating to the consolidated financial statements of Nuvectra Corporation and subsidiaries appearing in this Annual Report on Form 10-K of Nuvectra Corporation for the year ended December 30, 2016.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 9, 2017